Exhibit 23.2

Consent of Independent Accounting Firm

We consent to the incorporation by reference in the Registration Statement on Form S-8 pertaining to the Envigo RMS Holding Corp. Equity Incentive Plan of our report dated March 24, 2021 (April 6, 2021 with respect to Note 13), relating to the financial statements of Bolder BioPATH, Inc., included as an exhibit to the Current Report on Form 8-K of Inotiv, Inc. filed with the Securities and Exchange Commission on April 20, 2021.

We also consent to the incorporation by reference in the Registration Statement on Form S-8 pertaining to the Envigo RMS Holding Corp. Equity Incentive Plan of our report dated March 22, 2021, relating to the financial statements of HistoTox Labs, Inc., included as an exhibit to the Current Report on Form 8- K of Inotiv, Inc. filed with the Securities and Exchange Commission on April 20, 2021.

Soukup Bush & Associates, CPAs, P.C.

Fort Collins, Colorado

November 11, 2021